Exhibit 21.1
Subsidiaries of USWD
StarVox Communications, Inc. (“StarVox”), a California corporation is a wholly-owned subsidiary of USWD.
Capital Telecommunications, Inc., a Pennsylvania corporation (“CTI”) is a wholly-owned subsidiary of StarVox.
Capital Telecommunications of Erie, Inc., a Pennsylvania corporation is a wholly-owned subsidiary of CTI.
Star Tel of Victoria, Inc., a Texas corporation is a wholly-owned subsidiary of CTI.
Star Tel Transmission Co., Inc., a Texas corporation is a wholly-owned subsidiary of CTI.
Eastern Telephone Systems, Inc., a Delaware corporation is a wholly-owned subsidiary of CTI.